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                                                                     EXHIBIT 3.5

                            ARTICLES OF INCORPORATION

                                   ARTICLE ONE

            The name of the corporation is: SIDNEY RICH ASSOCIATES, INC.

                                   ARTICLE TWO

            The address, including street and number, if any, of the corporation's initial registered office in this state is 1000 Washington Avenue, St. Louis, Missouri 63101; and the name of its initial agent at such address is Sidney Rich.

                                  ARTICLE THREE

Authorized Capital

            The total authorized capital of this corporation consists of the following:

  1. One thousand (1,000) shares of Common Stock having a par value of one ($1.00) each;

  2. One thousand (1,000) shares of twelve and eight-tenths (12.8%) percent Class A Voting Preferred Stock without par value and with a Liquidation Value (as defined below) of three thousand three hundred and seventy-two ($3,372.00) dollars each;

  3. One thousand (1,000) shares of fifteen (15.0%) percent Class B Convertible Preferred Stock without par value and with a Liquidation Value (as defined below) of three thousand three hundred and seventy-two ($3,372.00) dollars each; and

  4. One thousand (1,000) shares of twelve (12.0%) percent Class C Cumulative Preferred Stock without par value and with a Liquidation Value (as defined below) of three thousand three hundred and seventy-two ($3,372.00) dollars each.

Terms of Authorized Capital

      The preferences, qualifications, privileges, limitations, restrictions and the special or relative rights, including conversion rights, if any, in respect of the shares of each class are as follows:

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      (1) Voting Rights

      Except as otherwise expressly provided herein, the Class A Voting Preferred Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Voting Preferred Stock being entitled to one (1) vote for each share thereof held.

      The Common Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock shall not have the right to vote for the election of directors or other purposes; provided, however, that each holder of the Common Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock shall have the right to one (1) vote for each share thereof held, on the following matters:

            (a) The sale, lease, exchange or other disposition, other than by mortgage, deed of trust or pledge, of all, or substantially all, the property and assets, with or without the goodwill, of the corporation or any other corporation (a "subsidiary") in which the corporation owns at least fifty (50%) percent of the outstanding voting shares if the corporation's shares of such subsidiary have a fair market value equal to or greater than two hundred fifty thousand ($250,000.00) dollars, if not made in the usual and regular course of its business;

            (b) A merger of the corporation or a subsidiary into another corporation or other corporations, a merger of another corporation or other corporations into the corporation or a subsidiary, or the consolidation of the corporation or a subsidiary with another corporation or other corporations; provided, however, that holders of the Common Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock shall not be entitled to vote for a merger or consolidation involving the corporation or a subsidiary and another corporation or other corporations in any case in which the corporation owns at least ninety

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                (90%) percent of the outstanding shares of each class of stock of the other corporation or corporations;

            (c) The liquidation, dissolution or winding up of the corporation or a subsidiary, whether voluntary of involuntary.

      The holders of the Common Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock, respectively, also shall each be entitled to vote as a class upon a proposed amendment to the Articles of Incorporation if, and only if, the amendment would:

            (a) Increase or decrease the aggregate number of authorized shares of the class;

            (b) Increase or decrease the par value of the shares of the class;

            (c) Effect an exchange, reclassification or cancellation of all or part of the shares of the class;

            (d) Effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of the class;

            (e) Change the designations, preferences, limitations or relative rights of the shares of the class;

            (f) Change the shares of the class, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same class or another class;

            (g) Create a new class of shares having rights and preferences prior or superior to the shares of the class, or increase the rights and preferences or the number of authorized shares of any class having rights and preferences prior or superior to the shares of the class;

            (h) In the case of the Class B Convertible Preferred Stock and Class
                C Cumulative Preferred Stock, divide the shares of the class into series and fix and determine

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                the designation of the series and the variations in the
                relative rights and preferences between the shares of the series, or authorize the board of directors to do so;

            (i) Establish, limit or deny any preemptive rights of the shares of the class; or

            (j) Cancel or otherwise affect dividends on the Class C Cumulative
                Preferred Stock which have accumulated but have not been declared; provided, however, that a merger or consolidation which does not affect the number of authorized shares, par value, designations, preferences, limitations or relative rights of the Class C Cumulative Preferred Stock shall not be deemed to constitute an amendment for purposes of this section.

      Notwithstanding any other provision in this Article Three, in the event of the failure of the corporation to pay three (3) consecutive annual dividends upon the Class C Cumulative Preferred Stock, the holders of the Class C Cumulative Preferred Stock shall have equal voting power, share for share, with the holders of the Class A Voting Preferred Stock until all unpaid cumulative dividends upon the Class C Cumulative Preferred Stock have been paid infull.

      (2) Dividends

      The holders of the Class C Cumulative Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, annual dividends to the extent permitted by law at a rate equal to twelve (12%) of the Liquidation Value (as defined below) of the Class C Cumulative Preferred Stock per year payable annually on the first day of November of each year (the "Dividend Date") with proper adjustment for any dividend period which is less than a full year. Such dividends shall be payable before any dividends shall be paid upon or set apart for the Common Stock, Class A Voting Preferred Stock or Class B Convertible Preferred Stock and shall be cumulative, so that, if for any annual dividend period dividends at the rate of twelve (12%) percent of the Liquidation

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Value (as defined below) of the Class C Cumulative Preferred Stock shall not have been paid upon or set apart for the Class C Cumulative Preferred Stock, the unpaid cumulative dividends shall be fully paid or set apart for payment (but without interest) before any dividends shall be paid upon or set apart for the Common Stock, Class A Voting Preferred Stock or Class B Convertible Preferred Stock. The holders of the Class C Cumulative Preferred Stock shall not be entitled to receive any other or further dividends of any kind on such stock.

      If, and only if, payment of full dividends for any fiscal year on the Class C Cumulative Preferred Stock, including all cumulative dividends, shall have been made or after a sum sufficient for the payment thereof shall have been set apart, the Board of Directors may in it sole discretion, to the extent permitted by law, declare and pay dividends on the Dividend Date upon the Common Stock, the Class A Voting Preferred Stock (at a rate equal to twelve and eight-tenths (12.8%) percent of the Liquidation Value (as defined below) of the Class A Voting Preferred Stock) or the Class B Convertible Preferred Stock (at a rate equal to fifteen (15%) percent of the Liquidation Value (as defined below) of the Class B Convertible Preferred Stock); provided, however, that no dividends shall be payable on the Class A Voting Preferred Stock or Class B Convertible Preferred Stock unless equal dividends, in each case on a share-by-share basis, are paid on the Common Stock. The holders of the Class A Voting Preferred Stock and Class B Convertible Preferred Stock shall not be entitled to receive dividends solely by virtue of the fact that dividends have been declared upon the Common Stock; but rather such holders shall be entitled to receive dividends only as declared by the Board of Directors, in its sole discretion, for their respective classes of stock. The holders of the Class A Voting Preferred Stock shall not be entitled to receive dividends solely by virtue of the fact that dividends have been declared upon the Class B Convertible Preferred Stock; and the holders of the Class B Convertible Preferred Stock shall not be entitled to receive dividends solely by virtue of the fact that dividends have been declared upon the Class A Voting Preferred Stock. The dividends

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on the Common Stock, Class A Voting Preferred Stock and Class B Convertible
Preferred Stock shall not be cumulative.

      (3) Liquidation Preferences

      In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock shall be entitled, before any distribution or payment shall be made to the holders of the Common Stock, to be paid amounts equal to three thousand three hundred and seventy-two ($3,372.00) dollars for each share of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock (the "Liquidation Value") from the assets remaining after payment of the debts and liabilities of the corporation; provided, however, that before any payment shall be made to the holders of the Class A Voting Preferred Stock and Class B Convertible Preferred Stock, holders of the Class C Cumulative Preferred Stock shall be entitled to receive an amount equal to all unpaid cumulative dividends thereon. The holders of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock shall not be entitled to receive any distribution or payment of the assets of the corporation in excess of the amounts described in this paragraph.

      If, in the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the assets of the corporation or the proceeds thereof, distributable among the holders of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred stock shall not be sufficient to pay in full the unpaid cumulative dividends on the Class C Cumulative Preferred Stock and the Liquidation Values of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock, then the entire amount of such assets, or the proceeds thereof, shall be paid first to the holders of the Class C

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Cumulative Preferred Stock in an amount equal to all unpaid cumulative dividends thereof. The excess amount, if any, shall be paid to the holders of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock ratably in proportion to the respective amounts which would have been paid if all amounts payable thereon were paid in full.

      After the payment in full to the holders of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock of the preferential amounts set forth above to which they shall be entitled in the event of a liquidation, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to all of the remaining assets of the corporation and shall receive payment thereof in proportion to the shares held by them, respectively, to the exclusion of the holders of the Class A Voting Preferred Stock, Class B Convertible Preferred Stock and Class C Cumulative Preferred Stock.

      The consolidation or merger of the corporation into or with any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of these provisions.

      (4) Convertibility

      Any holder of Class B Convertible Preferred Stock other than the initial holder of such stock (i.e., Sidney Rich, Phillip Green or Harvey Levy) may, at his sole option, convert such stock into Class C Cumulative Preferred Stock at any time after, but not before, the death of the initial holder who held such stock at the rate of one share of Class C Cumulative Preferred Stock, fully paid and nonassessable, for each share of Class B Convertible Preferred Stock held by such initial holder, without adjustment for dividends on either class of stock, in the manner set forth in the by-laws. After being converted, the Class B Convertible Preferred Stock shall be cancelled and retired and shall not be reissued as such.

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                                  ARTICLE FOUR

      The number and class of shares to be issued before the corporation shall commence business, the consideration to be paid therefor and the capital with which the corporation will commence business are as follows:

                                       Par Value (or for shares
                                        without par value, show
                       Consideration    amount of consideration
No. of Shares   Class   to be paid    paid which will be capital)
     500       Common     $500.00             $1.00 each

      The corporation will not commence business until consideration of the value of at least Five Hundred Dollars has been received for the issuance of shares.

                                  ARTICLE FIVE

            The name and place of residence of each incorporator is as follows:

      Name                      Street                           City

Marvin Moldafsky        10371 Forest Brook Lane        St. Louis, Missouri 63141

                                   ARTICLE SIX

            The number of directors to constitute the board of directors is five
(5). Thereafter the number of directors shall be fixed by or in the manner provided in the By-laws. Any changes in the number will be reported to the Secretary of State within thirty (30) calendar days of such change.

                                  ARTICLE SEVEN

      The duration of the corporation is perpetual.

                                  ARTICLE EIGHT

            The corporation is formed for the following purposes:

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  1.  To engage in any retail, wholesale, jobbing, brokerage, manufacturing or service business and in connection thereto, to own, conduct, manage and operate stores, shops, private and public warehouses, plants, factories, establishments and offices.

  2. To engage in the real estate, loan, investment, management, sales, leasing, rental, construction and building business.

  3. To acquire, buy, sell, rent, lease, incumber, build, mortgage, sublease, and otherwise dispose of all types and kinds of real property incident to the general business to be conducted by this corporation.

  4.  To buy and sell all types of personal property of all kinds.

  5. To acquire, hold, use, sell, assign, lease, franchise, grant license in respect thereto, mortgage or otherwise dispose of letters patent of the United States or of any foreign country, patent rights, licenses, and privileges, inventions, improvements, and processes, copyrights, business and financial plans, trade-marks and trade-names, relating to or useful in connection with any business of this corporation.

  6. To buy and sell, hold, vote, assign, transfer, mortgage, pledge, or otherwise own and dispose of, and generally to deal in shares of capital stock, bonds, notes, debentures, mortgages and other and issued by any domestic corporation (including this corporation) or any foreign corporation, partnership or individual.

  7. To borrow money, to issue, sell or otherwise dispose of notes, debentures, mortgages or other evidences of indebtedness of the corporation, and to secure the same by mortgage, or deed of trust upon, or pledge of, the property of this corporation.

  8. To maintain offices and to carry on any of its operations in any other State or County, subject to the laws of such State or County.

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  9.  To do any and all of the things herein set forth as natural persons might or could do for their own account and for others.